Giroux Consultants Ltd.
1215 – 675 W. Hastings St.
Vancouver, B.C. V6B 1N2

CONSENT OF Giroux Consultants Ltd.

I consent to the use of our information regarding our technical report on the Elk Property of Almaden Mineral Ltd. contained within the Annual Report for Fiscal 2007 on Form 20-F of Almaden as filed with the United States Securities and Exchange Commission.

Dated: March 13 / 2008

Signed: G H Giroux

PROFESSIONAL
PROVINCE OF
G. H. GIROUX
BRITISH COLUMBIA